Exhibit 10.2

SECOND AMENDED AND RESTATED 2004 STOCK OPTION PLAN
FOR KEY EMPLOYEES OF
PANAMSAT HOLDING CORPORATION AND ITS SUBSIDIARIES

This Second Amended and Restated 2004 Stock Option Plan for Key Employees of PanAmSat Holding Corporation and its Subsidiaries, initially adopted by the stockholders of PanAmSat Corporation on August 20, 2004, was assumed on October 14, 2004 by PanAmSat Holding Corporation, and is hereby amended and restated as follows:

1.                                       Purpose of Plan

This Second Amended and Restated 2004 Stock Option Plan for Key Employees of PanAmSat Holding Corporation and Its Subsidiaries (the “Plan”) is designed:

(a)                                  to promote the long term financial interests and growth of PanAmSat Holding Corporation (“Holdco”) and its Subsidiaries by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of Holdco’s business;

(b)                                 to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c)                                  to further the alignment of interests of participants with those of the stockholders of Holdco through opportunities for increased stock, or stock-based ownership in Holdco.

2.                                       Definitions

As used in the Plan, the following words shall have the following meanings:

(a)                                  “Affiliate” means with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person.

(b)                                 “Board” means the Board of Directors of Holdco.

(c)                                  “Change in Control” means in one or a series of transactions (i) the sale of all or substantially all of the assets of Holdco to an Unaffiliated Person; (ii) a sale resulting in more than 50% of the voting stock of Holdco being held by an Unaffiliated Person; (iii) a merger, consolidation, recapitalization or reorganization of Holdco with or into another Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of the Investors, or any member or members of the Investors, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company).  For purposes of this definition, the term “Unaffiliated Person” means any Person or Group who is not (x) an Investor or any member of the Investors, (y) a Rule 405 Affiliate of any Investor or any member of any Investor, or (z) an entity in which any Investor, or any member of any Investor holds, directly or indirectly, a majority of the economic interests in such entity.

(d)                                 “Committee” means the Compensation Committee of the Board or, if no such committee exists, the Board.

(e)                                  “Common Stock” or “Share” means the common stock, par value $0.01 per share, of Holdco, which may be authorized but unissued, or issued and reacquired.

(f)                                    “Company” means PanAmSat Corporation.

(g)                                 “Employee” means a person, including an officer, in the regular employment of Holdco or one of its Subsidiaries who, in the opinion of the Committee, is, or is expected to have involvement in the management, growth or protection of some part or all of the business of Holdco.

(h)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)                                     “Fair Market Value” means the price per share equal to (i) the average of the last sale price of the Common Stock for the five trading days ending on the applicable date on each stock exchange on which the Common Stock may at the time be listed or, (ii) if there shall have been no sales on any such exchanges on such date on any given day, the average of the closing bid and asked prices on each such exchange for the five trading days ending on such date or, (iii) if there is no such bid and asked price on such date, on the next preceding date when such bid and asked price occurred or, (iv) if the Common Stock shall not be so listed, the average of the closing sales prices as reported by NASDAQ for the five trading days ending on such date in the over-the-counter market or, (v) if there have been no such sales, bid or asked prices, or if there has been no Public Offering, the fair market value of the Common Stock as determined in the good faith discretion of the Board.

(j)                                     “Grant” means an award made to a Participant pursuant to the Plan and described in Section 5, including, without limitation, an award of a Stock Option, Stock Appreciation Right, Dividend Equivalent Right or Other Stock-Based Award (as such terms are defined in Section 5), or any combination of the foregoing.

(k)                                  “Grant Agreement” means an agreement between the Company, Holdco and a Participant that sets forth the terms, conditions and limitations applicable to a Grant.

(l)                                     “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(m)                               “Investors” means Constellation, LLC, a Delaware limited liability company, Carlyle PanAmSat I, L.L.C., a Delaware limited liability company, Carlyle PanAmSat II, L.L.C., a Delaware limited liability company, PEP PAS, LLC, a Delaware limited liability company, and PEOP PAS, LLC, a Delaware limited liability company.

(n)                                 “Participant” means an Employee, non-employee member of the Board, consultant or other person having a relationship with Holdco, the Company or one of its Subsidiaries, to whom one or more Grants have been made and remain outstanding.

(o)                                 “Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(p)                                 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with Holdco if each of the corporations, or group of commonly controlled corporations, other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3.                                       Administration of Plan

(a)                                  The Plan shall be administered by the Committee.  The Committee may adopt its own rules of procedure, and action of a majority of the members of the Committee taken at a meeting, or action taken without a meeting by unanimous written consent, shall constitute action by the Committee.  The Committee shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules.  Any such interpretations, rules, and administration shall be consistent with the basic purposes of the Plan.

(b)                                 The Committee may delegate to the Chief Executive Officer and to other senior officers of Holdco its duties under the Plan subject to such conditions and limitations as the Committee shall prescribe except that only the Committee may designate and make Grants to Participants who are subject to Section 16 of the Exchange Act.

(c)                                  The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons.  The Committee, Holdco, and the officers and directors of Holdco, and Holdco shall be entitled to rely upon the advice, opinions or valuations of any such persons.  All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company, Holdco and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Grants, and all members of the Committee shall be fully protected by Holdco with respect to any such action, determination or interpretation.

4.                                       Eligibility

The Committee may from time to time make Grants under the Plan to such Employees, or other persons having a relationship Holdco or any of its Subsidiaries, and in such form and having such terms, conditions and limitations as the Committee may determine.  The terms, conditions and limitations of each Grant under the Plan shall be set forth in a Grant Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan; provided, however, that such Grant Agreement shall contain provisions dealing with the treatment of Grants in the event of the termination of employment, death or disability of a Participant, and may also include provisions concerning the treatment of Grants in the event of a Change in Control.

5.                                       Grants

From time to time, the Committee will determine the forms and amounts of Grants for Participants.  Such Grants may take the following forms in the Committee’s sole discretion:

(a)                                  Stock Options - These are options to purchase Common Stock.  At the time of Grant the Committee shall determine, and shall include in the Grant Agreement or other Plan rules, the option exercise period, the option exercise price, vesting requirements, and such other terms, conditions or restrictions on the grant or exercise of the option as the Committee deems appropriate including, without limitation, the right to receive dividend equivalent payments on vested and/or unvested options.  In addition to other restrictions contained in the Plan, an option granted under this Section 5(a) may not be exercised more than 10 years after the date it is granted.  Payment of the option exercise price shall be made in cash or in shares of Common Stock that the Participant has held for at least six months, or a combination thereof, in accordance with the terms of the Plan, the Grant Agreement and of any applicable guidelines of the Committee in effect at the time.

(b)                                 Stock Appreciation Rights - The Committee may grant Stock Appreciation Rights either alone or in connection with the grant of a Stock Option.  Each Stock Appreciation Right shall be subject to such other terms as the Committee may determine, and shall be made pursuant to a Grant Agreement.  A Stock Appreciation Right granted independent of a Stock Option shall entitle the Participant upon exercise to an amount equal to: (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the exercise price per share of Common Stock, times (ii) the number of shares of Common Stock covered by the Stock Appreciation Right.  A Stock Appreciation Right granted in connection with a Stock Option, or portion thereof, shall entitle the Participant to surrender to Holdco the unexercised Stock Option, or any portion thereof, and to receive in exchange therefore an amount equal to: (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the option exercise price per share of Common Stock, times (ii) the number of shares Common Stock covered by the Stock Option, or portion thereof, which is surrendered.  Payment shall be made in shares of Common Stock or in cash, or partly in shares of Common Stock or a combination of cash and shares of Common Stock, all as shall be determined by the Committee; provided such payment shall be made completely in shares of Common Stock if a cash payment or partial cash payment would cause the Participant to be deemed to have received “nonqualified deferred compensation” under Section 409(A) of the Code.  No fractional shares of Common Stock will be issued in payment for a Stock Appreciation Right, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of shares of Common Stock will be rounded downward to the next whole share of Common Stock.

(c)                                  Dividend Equivalent Rights – The Committee may grant Dividend Equivalent Rights either alone or in connection with the grant of a Stock Option.  A Dividend Equivalent Right means the right to receive a payment in respect of one share of Common Stock (whether or not subject to a Stock Option) equal to the amount of any dividend paid in respect of one share of Common Stock held by a shareholder in Holdco.  Each Dividend Equivalent Right shall be subject to such terms as the Committee may determine, and shall be made pursuant to a Grant Agreement.

(d)                                 Other Stock-Based Awards – The Committee may also grant: (i) shares of Common Stock, (ii) restricted shares of Common Stock, (iii) phantom stock units, (iv) and other awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, the  Common Stock (collectively, “Other Stock-Based Awards”).  The Committee shall determine, and shall include in the Grant Agreement, the terms and conditions of the Other Stock-Based Award.  Each Other Stock-Based Award may be granted alone or in connection with any other Grant.  Subject to the provisions of the Plan, the Committee shall determine: (a) the number of shares of Common Stock to be awarded under (or otherwise related to) an Other Stock-Based Award, (b) whether such Other Stock-Based Award shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock, and (c) all other terms and conditions of such Other Stock-Based Award (including, without limitation, the vesting provisions thereof and provisions ensuring that all shares of Common Stock so awarded and issued shall be fully paid and non-assessable).  Notwithstanding anything to the contrary herein, settlement of any Other Stock-Based Award shall be made completely in shares of Common Stock if a cash payment or partial cash would cause the Recipient to be deemed to have received “nonqualified deferred compensation” under Section 409(A) of the Code.

6.                                       Limitations and Conditions

(a)                                  The number of Shares available for Grants under this Plan shall be 9,500,000 unless restricted by applicable law.  Shares related to Grants that are forfeited, terminated, canceled or expire unexercised, shall immediately become available for new Grants.

(b)                                 No Grants shall be made under the Plan beyond ten years after the effective date of the Plan, but the terms of Grants made on or before the expiration of the Plan may extend beyond such expiration.  At the time a Grant is made or amended or the terms or conditions of a Grant are changed in accordance with the terms of the Plan or the Grant Agreement, the Committee may provide for limitations or conditions on such Grant.

(c)                                  Nothing contained herein shall affect the right of Holdco or any of its Subsidiaries to terminate any Participant’s employment at any time or for any reason.

(d)                                 Other than as specifically provided in the Form of Management Stockholder’s Agreement attached hereto as Exhibit A, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void.  No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

(e)                                  Participants shall not be, and shall not have any of the rights or privileges of, stockholders of Holdco in respect of any Shares purchasable in connection with any Grant unless and until certificates representing any such Shares have been issued by Holdco to such Participants (or book entry representing such shares has been made and such Shares have been deposited with the appropriate registered book-entry custodian).  For the avoidance of doubt, a Participant who is holding restricted shares of Common Stock shall have no rights as a shareholder, except to the extent any such rights are expressly provided for in the Grant Agreement.

(f)                                    No election as to benefits or exercise of any Grant may be made during a Participant’s lifetime by anyone other than the Participant except by a legal representative appointed for or by the Participant.

(g)                                 Absent express provisions to the contrary, any Grant under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of Holdco or its Subsidiaries and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation.  This Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

(h)                                 Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of Holdco, the Company or any of its Subsidiaries, nor shall any assets of Holdco, the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of Holdco’s or the Company’s obligations under the Plan.

7.                                       Transfers and Leaves of Absence

For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment without an intervening period of separation among Holdco and any Subsidiary (or among any Subsidiaries) shall not be deemed a termination of employment, and (b) a Participant who is granted in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of Holdco (and any Subsidiary) during such leave of absence.

8.                                       Adjustments

In the event of any change in the outstanding Common Stock by reason of a stock split, spin-off, stock combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, Change in Control, or other event affecting the capital stock of Holdco, the Committee may adjust appropriately (a) the number and kind of shares subject to the Plan and available for or covered by Grants and (b) share prices related to outstanding Grants, and make such other revisions to outstanding Grants as it deems, in good faith, are equitably required (including, without limitation, to the exercise price of Stock Options).

9.                                       Merger, Consolidation, Exchange, Acquisition, Liquidation or Dissolution

In its absolute discretion, acting in good faith, and on such terms and conditions as it deems appropriate, coincident with or after the grant of any Grant, the Committee may provide that such Grant cannot be exercised after the amalgamation, merger or consolidation of Holdco with or into another corporation, the exchange of all or substantially all of the assets of Holdco for the securities of another corporation, the acquisition by another corporation of 80% or more of Holdco’s then outstanding shares of voting stock or the recapitalization, reorganization, reclassification, liquidation, dissolution, or other event affecting the capital stock of Holdco, and the Committee shall, on such terms and conditions as it deems appropriate, acting in good faith, also provide, either by the terms of such Grant or by a resolution adopted prior to the occurrence of such amalgamation, merger, consolidation, exchange, acquisition, recapitalization, reorganization, reclassification, liquidation, dissolution or other event affecting the capital stock of Holdco, that, after written notice to all affected Participants and for a reasonable period of time prior to such event, such Grant shall be exercisable as to any Shares subject thereto which is being made unexercisable after any such event, notwithstanding anything to the contrary herein (but subject to the provisions of Section 6(b)) and that, upon the occurrence of such event, such Grant shall terminate and be of no further force or effect; provided, however, that the Committee may also provide, in its absolute discretion, that even if the Grant shall remain exercisable after any such event, from and after such event, any such Grant shall be exercisable only for the kind and amount of securities and/or other property, or the cash equivalent thereof (as determined by the Committee in good faith), receivable as a result of such event by the holder of a number of Shares for which such Grant could have been exercised immediately prior to such event.

10.                                 Amendment and Termination

(a)                                  The Committee shall have the authority to make such amendments to any terms and conditions applicable to outstanding Grants as are consistent with this Plan provided that no such action shall modify any Grant in a manner adverse to the Participant without the Participant’s consent except as such modification is provided for or contemplated in the terms of the Grant or this Plan (except that any adjustment that is made pursuant to Section 8 or 9 hereof may be made by the Committee in good faith).

(b)                                 The Board of Directors may amend, suspend or terminate the Plan except that no such action, other than an action under Section 8 or 9 hereof, may be taken which would, without stockholder approval, increase the aggregate number of Shares available for Grants under the Plan, decrease the price of outstanding Grants, change the requirements relating to the Committee, extend the term of the Plan or be materially adverse to all Participants with respect to any outstanding Grants.

11.                                 Governing Law; International Participants; Nonqualified Deferred Compensation

(a)                                  This Plan shall be governed by and construed in accordance with the laws of Delaware applicable therein.

(b)                                 With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Grants with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, Holdco, the Company or an Affiliate.

(c)                                  With respect to all Grants under the Plan, it is the intent of Holdco that the Plan will comply with the requirements of Section 409(A) of the Code so that any Grant or exercise of a Grant under the Plan would not cause the Participant to be deemed to have received “nonqualified deferred compensation,” and the Committee may, in its sole discretion, amend the terms of the Plan or Grants in order to conform with the requirements of Section 409(A) in order to obtain more favorable tax or other treatment for a Participant, Holdco, the Company or an Affiliate.

12.                                 Withholding Taxes

Holdco or any of the Subsidiaries shall have the right to deduct from any cash payment made under the Plan any minimum federal, state or local income or other taxes required by law to be withheld with respect to such payment.  It shall be a condition to the obligation of Holdco to deliver Shares upon the exercise of a Stock Option that the Participant pay to Holdco such amount as may be requested by Holdco for the purpose of satisfying any liability for such minimum withholding taxes.

13.                                 Effective Date and Termination Dates

The Plan shall be effective on and as of the date of its earliest approval by the stockholders of Holdco and shall terminate ten years later, subject to earlier termination by the Board pursuant to Section 10.

Approved by stockholders of PanAmSat Corporation on August 20, 2004; was first amended and restated and approved by stockholders on October 14, 2004, and was subsequently amended and restated and approved by its stockholders on       , 2005.